Exhibit i

                              OPINION AND CONSENT
                                       OF
                                NANCY J. ENGBERG

[LETTERHEAD]

                                                               THE PHOENIX FUNDS

                                           October 30, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

         RE: Phoenix-Aberdeen Worldwide Opportunities Fund (the "Fund") Post Effective Amendment No. 69 to Registration Statement No. 2-16590

Ladies and Gentlemen:

     This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of shares (the "Shares") of the above-referenced Fund. In rendering this opinion, I have examined such documents, records and matters of law as deemed necessary for purposes of this opinion. I have assumed the genuineness of all signatures of all parties, the authenticity of all documents submitted as originals, the correctness of all copies and the correctness of all written or oral statement made to me.

     Based upon and subject to the foregoing, it is my opinion that the Shares that will be issued by the Fund when sold will be legally issued, fully paid, and non-assessable.

     My opinion is rendered solely in connection with the Registration Statement on Form N-IA under which the Shares will be registered and may not be relied upon for any other purpose without my written consent. I hereby consent to the use of this opinion as an exhibit to such Registration Statement.


                                           Very truly yours,



                                           /s/ Nancy J. Engberg
                                           Nancy J. Engberg